Exhibit 5.2

December 13, 2022

Chart Industries, Inc.

2200 Airport Industrial Drive, Suite 100

Ball Ground, Georgia 30107

Re:	Form S-3 Registration Statement (No. 333-268666)

Ladies and Gentlemen:

We have acted as counsel to Chart Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the registration statement on Form S-3 (File No. 333-268666) (the “Registration Statement”) initially filed with the Commission on December 5, 2022, (ii) the base prospectus dated December 5, 2022 forming a part of the Registration Statement (the “Base Prospectus”) and (iii) the final prospectus supplement dated December 8, 2022 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on December 8, 2022 (together with the Base Prospectus, the “Prospectus Supplement”) in connection with the offering by the Company of depositary shares (the “Depositary Shares”), each of which represents a 1/20th interest in a share of the Company’s 6.75% Mandatory Convertible Preferred Stock, Series B, par value $0.01 per share (the “Preferred Stock”), including 1,050,000 depositary shares (the “Depositary Shares”) representing an aggregate of 52,500 shares of Preferred Stock issued pursuant to an over-allotment option. The Preferred Shares are to be deposited by the Company against delivery of the Receipt (as defined below) with Computershare Inc. and Computershare Trust Company, N.A. (“Computershare Trust”), acting jointly as depositary (collectively, the “Depositary”), pursuant to the Deposit Agreement, dated December 12, 2022 (the “Deposit Agreement”), among the Company, the Depositary, Computershare Trust, acting as registrar and transfer agent, and the holders from time to time of depositary receipts issued under the Deposit Agreement to evidence the Depositary Shares. Pursuant to the Certificate of Designations (as defined below), the Preferred Stock is convertible into shares of the Company’s Common Stock, par value $0.01 per share (the “Underlying Shares”).

The Registration Statement provides that the Preferred Stock and Depositary Shares may be offered in amounts, at prices and on terms to be set forth in one or more prospectus supplements or free writing prospectuses.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

December 13, 2022 Page 2

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the amended and restated certificate of incorporation of the Company, as in effect on the date hereof (the “Certificate of Incorporation”), (ii) the amended and restated by-laws of the Company, as in effect on the date hereof (the “Bylaws”), (iii) the Registration Statement, (iv) the Base Prospectus, (v) the Prospectus Supplement, (vi) resolutions of the Board of Directors of the Company (the “Board”) relating to, among other matters, the issuance of the Preferred Stock and Depositary Shares and the filing of the Prospectus Supplement, (vii) the Underwriting Agreement (the “Underwriting Agreement”), dated December 12, 2022, between the Company and Morgan Stanley & Co. LLC, as representative of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Depositary Shares, (viii) the Deposit Agreement and (ix) the Certificate of Designations dated December 13, 2022 establishing the preferences, limitations and relative rights of the Preferred Stock (the “Certificate of Designations”). In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that each of the Underwriting Agreement and the Deposit Agreement constitutes the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with its terms. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

The Deposit Agreement and the Depositary Shares have been duly authorized by all necessary corporate action of the Company and, when issued and delivered against deposit of the Preferred Stock as provided in the Deposit Agreement, the Depositary Shares will be validly issued, fully paid and non-assessable and will entitle the holders thereof to the rights specified in the Depositary Shares and the Deposit Agreement, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether applied by a court of law or equity).

2.

The Preferred Stock has been duly authorized by the Company for issuance and deposit, and, when issued and deposited against issuance of the Depositary Shares, and upon the filing and effectiveness of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

3.	The Underlying Shares have been duly authorized and, when issued and delivered in the manner provided in the Certificate of Designations, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion with respect to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

December 13, 2022 Page 3

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on December 13, 2022 and its incorporation by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP